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Belgian Notary

Exhibit 3.7

INCORPORATION OF A LIMITED COMPANY

Case No.: ES/AVR/209-3288/1v	Repertory No.: 44.226

“Styron Belgium”

a private company with limited liability with its registered office at 7 Havenlaan, 3980 Tessenderlo

INCORPORATION – ARTICLES OF ASSOCIATION – APPOINTMENTS.

In the year two thousand and nine,

On the thirteenth of November,

At 11 Lloyd Georgelaan, 1000 Brussels,

Before me, master Eric SPRUYT, Associate Notary and partner at “Berquin Notarissen,” a non-trading partnership in the form of a cooperative partnership with limited liability with its head office at 11 Lloyd Georgelaan, 1000 Brussels and business ID number 0474.073.840 (Register of Companies, Brussels),

THE FOLLOWING APPEARED:

1) the private company under Dutch law Dow Europe Holding B.V. with its registered office at 5 Herbert H. Dowweg, 4542 NM Hoek, the Netherlands, registered at the Chamber of Commerce for the Southwest Netherlands under number 21018156.

2) the private company under Dutch law Dow InterBranch B.V. with its registered office at 5 Herbert H. Dowweg, 4542 NM Hoek, the Netherlands, registered at the Chamber of Commerce for the Southwest Netherlands under number 21019773.

Representation – Powers of attorney.

Both parties appearing are represented here by Mr. DOBBELAERE Felix Alexander Cecile André, born in Tielt on July 20, 1983, residing at 209 Felix D’Hoopstraat, 8700 Tielt, the holder of identity card number: 590-0350527-92, acting in his capacity as the holder of special powers of attorney in accordance with two enclosed private powers of attorney, who asked me, the undersigned notary, to record by authenticated deed the memorandum of association and the articles of association of the following company.

TITLE I – INCORPORATION.

LEGAL FORM – APPOINTMENT – REGISTERED OFFICE

The company shall be incorporated under the legal form of a private company with limited liability under the name “Styron Belgium.”

The registered office shall initially be established at 7 Havenlaan, 3980 Tessenderlo.

CAPITAL – SHARES – PAYMENT IN FULL.

The registered capital has been paid in full and amounts to eighteen thousand, five hundred and fifty Euros (EUR 18,550.00).

It is represented by one thousand, eight hundred and fifty-five (1,855) registered shares, without stating the value, each representing the same share of the capital

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The following cash sums have been deposited on the capital shares:

•	by Dow Europe Holding B.V., sub 1), amounting to one thousand, eight hundred and fifty-four (1,854) shares

•	by Dow InterBranch B.V, sub 2), amounting to one share totaling one thousand, eight hundred and fifty-five (1,855) shares

BANK CERTIFICATE.

The contributions in cash were deposited prior to incorporation pursuant to article 224 of the Company Code in a special account, number 826-0006283-92 with Deutsche Bank as shown by a bank certificate issued on November 10, 2009 by the above financial institution that was handed to the notary and that shall remain in his file.

The subscribers declare and recognize that each share to which they have subscribed has been paid up one hundred percent (100%).

The company subsequently possesses the amount of eighteen thousand, five hundred and fifty Euros (EUR 18,550).

The capital has been paid up in full.

DURATION.

The company is incorporated for an indefinite period and commences without this detracting from the confirmation in accordance with article 60 of the Commercial Code as stated at the end of this deed, taking effect this day.

FINANCIAL PLAN – QUASI CONTRIBUTION – INCORPORATION COSTS

The founders recognize:

•	that the notary has provided them with an explanation of the conditions of the Company Code regarding the financial plan and with respect to the responsibility of the founders of a company if the latter is incorporated with clearly insufficient capital (article 215 of the Company Code).

•	namely that with respect to any asset belonging to a founder, a business manager or a partner that the company may consider acquiring within two years of incorporation, for a fee of at least one tenth of the subscribed capital, a report shall be drawn up by an auditor who shall be instructed by the business manager as well as a special report by the administrative body and that this acquisition shall be subject to the prior approval of the General Assembly (art. 220, 221 and 222 of the Company Code);

•	namely that the sum of the costs and the expenses to be borne by the company amount to approximately one thousand and fifty-five Euros and forty-four cents (EUR 1,055.44).

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Belgian Notary

TITLE II – ARTICLES OF ASSOCIATION

Section I. Legal form – name – registered office – duration

1	Legal form – name

The company shall have the legal form of a private company with limited liability.

It shall bear the name “Styron Belgium.”

2	Registered office

The company’s registered office shall be at 7 Havenlaan, 3980 Tessenderlo.

It may, via resolution of the administrative body, be transferred to any other location in Belgium except where the transfer involves a change of the language of these articles of association under the current legislation on the use of languages. The transfer shall in that case be subject to a resolution of an extraordinary meeting of the General Assembly.

The company may, via resolution of the administrative body, set up plants, administrative offices and branches in Belgium and abroad.

3	Objective

The company’s objective in Belgium and abroad shall be carrying out the following activities, either directly or indirectly, at its own expense or that of a third party, alone or in cooperation with third parties: the purchase, the sale, import, export, the manufacture and, in general, the trade in chemical and plastic products and all other associated products as well as all other commercial actions in connection with this objective.

The company may carry out the functions of director, business manager, agent delegated to carry out daily management and, if the occasion arises, liquidator and, in general, carry out the management, supervision and control of companies and enterprises. It may acquire shareholdings and interests of any kind, in particular by way of contributions in cash or in kind, subscription, merger, division, partial division or any other manner in existing companies and enterprises or those that are to be set up with commercial, industrial, financial, real estate or other activities in Belgium or abroad of which the objective is identical, similar or associated with that of the company or that are by nature conducive to the realization of its objective.

The company may acquire, hire, lease out, manufacture, alienate and exchange all movable and immovable property, material or immaterial, and generally carry out all commercial, industrial and financial actions that are directly or indirectly associated with its objective or that are by nature conducive to the realization of its objective. It may, by way of investment, acquire any movable or immovable property even without this being directly or indirectly in connection with its objective.

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The company may grant loans and advances of any kind, amount and duration to third parties. It may also stand as guarantor and generally provide guarantees and sureties for third party obligations, among others, by granting mortgages, pledges and other securities on its property or by pledging its business. Third parties shall include, in particular but not exclusively, associated companies and other companies in which the company has a direct or indirect shareholding or interest.

4	Duration

The company shall run for an indefinite period.

Section II. Registered capital – shares

5	Registered capital

The registered capital amounts to eighteen thousand five hundred and fifty Euros (EUR 18,550.00).

This is represented by one thousand eight hundred and fifty-five (1,855) shares, without stating the nominal value, each representing the same proportion of the capital.

6	Type of shares

The shares are and shall remain nominative. They each bear a serial number.

The ownership of the shares shall be documented only by the entry in the register of shares. The shareholders shall be issued certificates of the respective entries.

A transfer of shares shall only be objectionable to the company and third parties following entry of a declaration of transfer in the register of shares signed and dated by the transferor and the transferee or by their representatives.

7	Request for payment

Deposits on shares that have not yet been fully paid up shall be made at the place and time determined by the administrative body. The exercising of voting rights linked to these shares shall be suspended as long as regularly demanded and payable deposits have not taken place.

8	Indivisibility of shares

The company shall only recognize one owner per share. If a share is subject to competing rights, in particular due to the existence of a property, the division of the rights of ownership or a co-ownership, the exercising of the associated rights shall be suspended until a single person has been appointed as the owner of the share with respect to the company.

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Belgian Notary

9	Transfer of shares

The transfer of shares (and their transfer following death) shall be subject to the limitations of article 249 et seq. of the Company Code.

As well as the exceptions provided for in article 249 of the Company Code, the approval of the shareholders shall not be required if shares are transferred to a company associated with the transferring shareholder within the meaning of article 11 of the Company Code.

Section III. Management – control

10	Composition of the administrative body

The company shall be run by one or more business managers, natural or legal persons, whether or not partners appointed by the General Assembly, for a determined or undetermined period, whose mandate the General Assembly may revoke at any time.

If there are two business managers, they shall be jointly responsible for the management.

If there are three or more business managers, they shall form a college that shall act as a deliberating assembly. The college of business managers may appoint a Chairman from among its members. If no Chairman has been appointed or in the event of absence of the Chairman, the Chairmanship shall be exercised by the business manager who is senior in terms of age. The college of business managers may appoint a secretary from among its members.

If a legal person is appointed business manager, the latter shall appoint a permanent representative from its shareholders, business managers, directors, members of the management board or employees who shall be responsible for carrying out this mandate on behalf of and at the expense of the legal person. The legal person may not dismiss this permanent representative without appointing a successor at the same time. The appointment and termination of the mandate of permanent representative shall be subject to the same rules of disclosure as if he were to execute this mandate in his own name and at his own expense.

The business managers may be re-appointed.

11	Meetings – deliberation – resolutions

If there is a college of business managers, this shall be convened by one or more business managers. The convocation shall take place at least three calendar months before the date envisaged for the meeting except in the case of an acute urgency. In the event of an acute urgency, the nature and reasons for this acute urgency shall be stated in the convocation.

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Convocations shall take place validly by letter, fax, e-mail or any other means of communication provided for in article 2281 of the Civil Code.

The college of business managers may not deliberate on points that are not on the agenda unless all business managers are present or represented at the meeting and agree to this unanimously. A business manager who attends or is represented at a meeting of the college of business managers shall be considered as regularly convened. A business manager may also renounce, at a meeting at which he was not in attendance or represented before or afterwards, any appeal to the lack of convocation or any irregularity in the convocation.

The meetings of the college of business managers shall be held in Belgium or exceptionally abroad at the place stated in the convocation.

If the conditions of participation are stated in the convocation, the meetings may be held by means of telecommunication techniques enabling joint deliberation such as telephone or video conferencing.

Each business manager can, by way of a document bearing his signature (which may be an electronic signature pursuant to article 1322, paragraph 2 of the Civil Code) and which is announced by letter, fax, e-mail or any other means of communication pursuant to article 2281 of the Civil Code, issue power of attorney to another member of the college of business managers to represent him at a certain meeting.

A business manager may represent one or more of his colleagues and may also, vote as well as having his own vote, if he has received power of attorney to this effect.

If there is a college of business managers, it may only deliberate validly and make resolutions if at least half of its members are present or represented on the understanding that at least two business managers must be present. If this condition is not fulfilled, a new meeting may be convened that may deliberate validly and make resolutions on the points that were on the agenda of the previous meeting irrespective of the number of business managers that are present or represented on the understanding that at least two business managers must be present.

Any resolution of the college of business managers shall be taken with a normal majority of votes of the business managers present or represented or, in the event of abstention on the part of one or more of them, with the majority of the votes of the other business managers.

In the event of a tied vote, the person chairing the meeting shall have the casting vote.

The resolutions of the college of business managers may be made with the unanimous written agreement of all business managers. For this purpose, a document with the proposed resolutions shall be sent by letter, fax, e-mail or any other means of communication pursuant to article 2281 of the Civil Code to all business managers with the request to return the document signed and dated to the company’s registered office or other place stated in the document. The signatures (which may be electronic signatures pursuant to article 1322, paragraph 2 of the Civil Code) may either be placed on a document or on several copies of the document. The written resolutions shall be deemed made on the date of the last signature or on the date stated in the above document.

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Belgian Notary

If there is a college of business managers, this may set up one or more advisory committees within its body and under its responsibility, including an audit committee, an appointments committee, a remuneration committee and a strategic committee. The college of business managers shall determine the conditions for appointing the members of these committees, their dismissal, their remuneration, the duration of their mandate and the working methods of the committees.

If there are two business managers running the company jointly, they may, on the initiative of each of them, meet either in person or by means of telecommunication techniques enabling joint deliberation such as telephone or video conferencing. Their resolutions may also be made by unanimous written agreement. The conditions of this article that apply if there is a college of business managers shall apply mutatis mutandis if there are only two business managers.

12	Minutes

The resolutions of the administrative body shall be recorded in minutes, which shall be signed by the sole business manager if there is only one business manager or by the business managers attending the meeting if there are two or more business managers. Powers of attorney shall be attached to the minutes of the meeting for which they were issued. The minutes shall be entered in a special register.

Copies and extracts of the minutes shall be validly signed by a business manager.

13	Management powers – special representatives

The administrative body has the most extensive powers for carrying out the actions necessary for or conducive to the realization of the company’s objective apart from those for which the General Assembly is competent under the law.

The administrative body may appoint one or more special representatives.

14	Representation

The company shall be represented validly and with respect to third parties, by two business managers acting jointly. If there is only one business manager, he shall validly represent the company.

The company shall also be validly represented by special representatives appointed by the administrative body within the constraints of their mandates.

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15	Remuneration – costs – expenses

The mandate of business manager shall not be remunerated unless decided otherwise by the General Assembly.

Normal and justified expenses and costs that the business managers incur in carrying out their functions shall be refunded. They shall be charged to the general costs.

16	Control

To the extent that this is required by law, the control of the financial situation, the annual accounts and the regularity with respect to the Company Code and these articles of association of the actions to be included in the annual accounts shall be allocated to one or more Governors.

The Governors shall be appointed by the General Assembly from among its members, natural persons or legal persons from the Institute of Auditors. They shall be appointed for a renewable period of three years. On appointing the Governors, the General Assembly shall set their remuneration for the entire duration of their mandates. This remuneration shall not be changed without the approval of the General Assembly and the Governor. The General Assembly may only dismiss a Governor during his mandate on legal grounds failing which a claim for compensation may arise.

Section IV. The General Assembly

17	Types – date – location

A meeting of the General Assembly shall be held each year on June thirtieth (30) at 11:00 a.m. If this day is a Saturday, a Sunday or a public holiday, the ordinary meeting of the General Assembly shall be held the following working day at the same time.

The General Assembly may also be convened by the administrative body, the Governors or, if the occasion arises, the liquidators whenever the interests of the company demand this. The General Assembly shall be convened if requested by one or more shareholders representing one fifth (20%) of the registered capital.

General meetings shall be held at the company’s registered office or any other place indicated in the convocation.

18	Convening

The convocation shall be sent to the shareholders, business managers and Governors as well as any other persons who should be called to attend a meeting of the General Assembly in accordance with the Company Code. The convocation shall take place via registered letter unless the recipients have expressly agreed in writing to receive this via normal mail, fax, e-mail or any other means of communication provided for under article 2281 of the Civil Code.

Persons attending or represented at a meeting of the General Assembly shall be deemed to have been regularly convened. They may also, before or after a meeting of the General Assembly where they neither attended nor were represented, renounce any appeal to the lack of convocation or any irregularity in the convocation.

The convocation shall include the agenda of the meeting. A copy of the documents that shall also be made available to the shareholders, business managers and Governors in accordance with the Company Code shall also be included in the convocation. These persons may, however, also, before or after a meeting of the General Assembly, renounce any appeal based on not having received these documents or the forwarding of a copy of these.

In the cases provided for under the Company Code, a copy of these documents shall also be forwarded to other persons with respect to whom the Company Code recognizes such right.

19	Admission

In order to be admitted to the General Assembly, a shareholder shall, if required in the convocation, announce his intention to attend the meeting at least three working days before the meeting of the General Assembly to the administrative body or, if the need arises, the liquidators, by letter, fax, e-mail or any other means of communication provided for under article 2281 of the Civil Code.

20	Representatives

A shareholder may be represented at a meeting of the General Assembly by a representative who need not be a shareholder. The power of attorney must bear the shareholder’s signature (which may be an electronic signature pursuant to article 1322, paragraph 2 of the Civil Code).

If the convocation so requires, the signed and dated power of attorney shall be sent at least three working days before the meeting of the General Assembly by letter, fax, e-mail or any other means of communication provided for under article 2281 of the Civil Code to the company’s registered office or the place indicated in the convocation. The admission formalities shall also be fulfilled if the convocation so requires.

21	Voting by letter

A shareholder may vote at a meeting of the General Assembly by letter using a form drawn up by the administrative body stating at least the following: (i) the shareholder’s name and place of residence or registered office, (ii) the number

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of shares with which he takes part in the vote, (iii) the agenda of the General Assembly and the proposed resolutions, (iv) the indication for each point on the agenda of the method of voting or abstention and (v) the powers that may be transferred to a special representative for voting on amended or new proposed resolutions that would be submitted to the General Assembly as well as the identity of this representative. Forms indicating neither the method of voting nor abstention shall be invalid.

The form shall bear the shareholder’s signature (which may be an electronic signature pursuant to article 1322, paragraph 2 of the Civil Code).

If the convocation so requires, the signed and dated power of attorney shall be sent at least three working days before the meeting of the General Assembly by letter, fax, e-mail or any other means of communication provided for under article 2281 of the Civil Code to the company’s registered office or the place indicated in the convocation. The admission formalities shall also be fulfilled if the convocation so requires.

For the purpose of deciding whether a meeting is quorate, account shall only be taken of the forms that the company has received at the place indicated in the convocation no later than the third working day before the General Assembly.

22	Attendance list

Before attending a meeting of the General Assembly, a shareholder or his representative shall sign the attendance list stating: (i) the shareholder’s name, (ii) the shareholder’s place of residence or registered office (iii) the name of the shareholder’s representative if applicable and (iv) the number of shares with which the shareholder is taking part in the vote.

The same obligation shall apply for persons who are to be convened to attend a meeting of the General Assembly in accordance with the Company Code.

23	Composition of the office

The General Assembly shall be presided over by the Chairman of the college of business managers if such a college exists or, if no such college of business managers exists or if the college of business managers does not have a Chairman or in his absence, by another business manager or a shareholder or a representative of a shareholder present at the meeting of the General Assembly and appointed by the General Assembly.

The Chairman of the General Assembly shall appoint a secretary.

The General Assembly may appoint one or more vote counters on proposal from the Chairman of the General Assembly.

24	Deliberation – resolutions

The General Assembly may not deliberate on items not on the agenda unless all shareholders are present or represented at the meeting and agree to this unanimously.

The business managers shall answer the questions asked of them by the shareholders regarding their report or the agenda items in so far as the announcement of the details or facts are not of a nature as to seriously damage the company, the shareholders or the company personnel.

The Governors shall answer the questions asked of them by the shareholders regarding their report.

The General Assembly may validly deliberate irrespective of the number of shares present or represented except in cases for which the law requires a certain quorum.

Resolutions of the General Assembly shall be made validly with a normal majority of the votes participating in the voting except in the cases for which the law requires a certain quorum.

Each share shall confer the right to one vote.

With the exception of the resolutions executed by authenticated deed, the shareholders may make all resolutions unanimously and in writing that are within the General Assembly’s remit. For this, a document with the proposed resolutions shall be sent to all the shareholders by letter, fax, e-mail or any other means of communication provided for under article 2281 of the Civil Code together with a copy of documents with which they should be provided in accordance with the Company Code with the request to return the document signed and dated to the company’s registered office or other place stated in the document. The signatures (which may be electronic signatures pursuant to article 1322, paragraph 2 of the Civil Code) may either be placed on a document or on several copies of the document. The written resolutions shall be deemed to have been taken on the date on which the last signature was placed or on the date stated on the aforementioned document.

With the exception of the resolutions executed by authenticated deed and ordinary meetings of the General Assembly and in so far as the conditions for participation are indicated in the convocation, meetings of the General Assembly may be held by means of telecommunication techniques enabling joint deliberation such as telephone or video conferencing.

25	Minutes

The resolutions of the General Assembly shall be recorded in minutes signed by the Chairman, the members of the office and the shareholders requesting this.

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Powers of attorney shall be attached to the minutes of the meeting for which they were issued. The minutes shall be entered in a special register.

Copies and extracts of the minutes shall be validly signed by a business manager.

Section V. Annual accounts – distribution of profits – dividends

26	Annual accounts

The financial year shall commence on January first (1) and end on December thirty-first (31) of the same calendar year.

The administrative body shall prepare a statement of assets and liabilities and the annual accounts at the end of each financial year.

The administrative body shall also draw up a report each year in accordance with the provisions of the Company Code. The administrative body shall not, however, be required to draw up an annual report as long as the company fulfills the conditions of article 94, paragraph 1, sub 1 of the Company Code.

The annual accounts shall be deposited at the National Bank of Belgium following the ordinary meeting of the General Assembly in accordance with the law.

27	Distribution of profits

The General Assembly shall retain at least one-twentieth (5%) of the net profits annually for the formation of the legal reserve. This shall no longer be required as long as the legal reserve amounts to one-tenth (10%) of the registered capital.

The General Assembly shall decide on the allocation of the profit balance following a proposal from the administrative body.

28	Dividends

The payment of dividends allocated by the General Assembly shall take place at the place and time stipulated by the General Assembly or the administrative body.

Dividends not received shall expire after five years and shall then fall to the company.

Any payment of dividends contrary to the law shall be repaid by the receiving shareholder if the company can show that the shareholder knew that the payment in his favor was contrary to the regulations or that he could not have been unaware of this given the circumstances.

Section VI. Dissolution – liquidation

29	Dissolution – liquidation

On dissolution of the company via liquidation, one or more liquidators shall be appointed by the General Assembly.

If no liquidators are appointed by the General Assembly, the incumbent business managers shall be legally considered as liquidators, not only for the purpose of receiving notifications and pronouncements but also for the actual liquidation of the company in the presence of both third parties and shareholders. They shall in this case form a college.

In accordance with the provisions of the Company Code, the liquidators shall only take up their posts after their appointment following resolution of the General Assembly has been confirmed by the competent commercial court.

The liquidators shall have the widest powers under the law unless the deed of appointment states otherwise.

The General Assembly shall determine the method of liquidation.

Section VII. General Conditions

30	Choice of domicile

The business managers, Governors and liquidators with their place of residence or registered office abroad shall be considered, even following expiry of their mandate, to have elected domicile at the company’s registered office where they may be validly served with announcements, notifications, pronouncements and summonses regarding the carrying out of their mandates.

The shareholders shall be obliged to notify the company of each change of residence or registered office. In the absence of such notification, they shall be deemed as having elected domicile at their previous place of residence or registered office.

31	Calculation of dates

Saturdays, Sundays and public holidays shall not be considered working days for the application of these articles of association.

TITLE III. FINAL AND TEMPORARY PROVISIONS

ACQUISITION OF LEGAL PERSONALITY

The company shall acquire legal personality in application of article 2, paragraph 4 of the Company Code from the date of depositing a copy of the memorandum of association with the clerk of the competent commercial court in accordance with article 68 of the Company Code.

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APPOINTMENT OF NON-STATUTORY BUSINESS MANAGERS

The founders then decided to appoint the following as non-statutory business managers for an indefinite period:

•	Mr. van HARTEN Gerhard Anton Frits, residing at 1 Noordweg, 4541 PG Sluiskil (the Netherlands);

•	Mr. GALLE André Petrus Wilfriedus, residing at 26 Burg. Geillstraat, 4531 ES Terneuzen (the Netherlands);

•	Mr. SLOOT Marcus Bernard, residing at 7 Begoniastraat, 4613 EM Bergen op Zoom (the Netherlands).

The mandates shall be unremunerated unless the General Assembly decides otherwise.

The undersigned notary points out that the business managers may be personally and severally liable for all obligations entered into on behalf of and at the expense of the company being set up in the period between the memorandum of association and acquisition by the company of its legal personality unless the company assumes these obligations in application of and within the periods provided for under article 60 of the Company Code. In application of the same article, the company may confirm the actions in its name and at its expense established before signing the memorandum of association.

APPOINTMENT OF A GOVERNOR

The founders decide to appoint as Governor the non-trading partnership in the form of a cooperative partnership with limited liability, Deloitte Bedrijfsrevisoren, Berkenlaan, 8B, 1831 Diegem, which appoints Mr. Patrick De Schutter as representative for the term of three years from this date in accordance with article 132 of the Company Code.

His remuneration shall be established during the next meeting of the General Assembly.

START AND CLOSURE OF THE FIRST FINANCIAL YEAR

The first financial year shall commence this date and shall be closed on the thirty-first of December, two thousand and nine.

FIRST MEETING OF THE GENERAL ASSEMBLY

The first annual meeting of the General Assembly shall take place in the year two thousand and ten.

POWER OF ATTORNEY IN THE REGISTER OF LEGAL PERSONS, VAT ADMINISTRATION and THE CROSSROADS BANK for ENTERPRISES

The founders invest special power of attorney in the private company with limited liability “B-Docs” with its registered office at 27 Willem De Zwijgerstraat, 1000 Brussels as well as its officials, employees and representatives with the possibility of substitution in order to fulfill the formalities regarding the register of legal persons and, if necessary, the VAT administration as well as an enterprise counter with a view to ensuring the registration of details in the Crossroads Bank for Enterprises.

INFORMATION – ADVICE

The parties state that the notary has informed them in full as to the rights, obligations and charges flowing from the legal actions that they have entered into with this deed and that he has given them unbiased advice.

READING

The parties declare having received in good time a draft of this deed.

This deed was read out in full as regards that stated in article 12, paragraphs 1 and 2 of the Organic Notaries Act and the amendments made to the aforementioned draft of the deed.

The notary provided an explanation of the entire deed.

RIGHTS TO DOCUMENTS (Code governing miscellaneous duties, levies and taxes)

The fee amounts to ninety-five Euros (EUR 95.00).

IN WITNESS WHEREOF

Executed at the place and on the date stated

Following partial reading and explanation, the parties signed the deed together with me, Associate Notary.

Signatures to follow

Delivered for registration on application of the administrative decision of June 7, 1977, No. E.E./85.234

[stamp:] FOR UNIFORM TRANSCRIPT

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[UNITY MAKES STRENGTH
Associated notary in Brussels]
[signature]

[signature] ROLE